Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RBB Bancorp (the “Company”) of our reports dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Eide Bailly LLP

Laguna Niguel, California

January 21, 2021